UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	001-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Nortel Networks Corporation (“NNC” and, together with its subsidiaries, “Nortel”) previously announced the filing by NNC, NNC’s wholly-owned principal operating subsidiary, Nortel Networks Limited, and certain other subsidiaries organized under Canadian law (collectively, the “Canadian Debtors”) of an application with the Ontario Superior Court of Justice under the Companies’ Creditors Arrangement Act (Canada), seeking relief from their creditors and the filing by NNC’s indirect subsidiaries Nortel Networks Inc., a Delaware corporation, Nortel Networks Capital Corporation, a Delaware corporation, and certain other subsidiaries organized under the laws of Delaware and California (collectively, the “U.S. Debtors” and, together with the Canadian Debtors, the “Debtors”) of voluntary petitions (the “Chapter 11 Proceedings”) for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”).

Since the commencement of the Chapter 11 Proceedings, Nortel has undergone restructuring efforts, including advancing in discussions with third parties to divest its businesses. During this time, the Debtors and their affiliates, including Nortel Networks (CALA) Inc. (“NN CALA”), have reviewed their business needs to determine the appropriate means of preserving value for their stakeholders. Accordingly, NN CALA has decided to seek Chapter 11 protection to preserve assets and administer its assets and business in a manner consistent with the Debtors’ larger restructuring efforts.

On July 14, 2009, NN CALA filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the U.S. Court and on July 15, 2009, the U.S. Debtors filed a motion to have certain orders previously entered in the Chapter 11 Proceedings with respect to the U.S. Debtors govern NN CALA. NN CALA will continue to operate its business as a “debtor-in-possession” under the jurisdiction of the U.S. Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the U.S. Court.

NNC owns all of Nortel Networks Limited’s (“NNL”) common shares and NNL is the NNC’s principal direct operating subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ GORDON A. DAVIES
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

By:	/s/ ANNA VENTRESCA
Anna Ventresca
Assistant Secretary

Dated: July 15, 2009

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